Exhibit 99.1

T2 Biosystems Announces Preliminary Fourth Quarter and Full Year 2022 Financial Results

Achieved record sepsis product revenue and sepsis-driven T2Dx Instrument units in 2022

LEXINGTON, Mass., January 23, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced preliminary unaudited financial and operational results for the fourth quarter and full year 2022.

Full Year 2022 and Recent Highlights (unaudited)

•	Achieved full year 2022 total revenue of $22.3 million, including product revenue of $11.3 million and research contribution revenue of $11.0 million

•	Achieved fourth quarter total revenue of $5.5 million, including product revenue of $2.2 million and research contribution revenue of $3.3 million

•	Achieved record full year 2022 sepsis and related product revenue globally, and record fourth quarter sepsis test revenue in the U.S.

•	Achieved record full year 2022 sepsis-driven T2Dx® Instruments, totaling 51 contracts, consisting of 27 from the U.S. and 24 from outside the U.S.

•	Advanced U.S. clinical trials for the T2Resistance® Panel and T2Biothreat™ Panel

•	Initiated studies to expand the T2Bacteria® Panel to include detection of Acinetobacter baumannii, the tenth most common pathogen that has a crude ICU mortality rate of 34.0% to 43.4%

•	Received FDA Breakthrough Device Designation and LymeX Award for the T2Lyme™ Panel, and announced plans to complete the development of, and commercialize, the T2Lyme Panel

•	Implemented expense reductions and cost of goods improvements during the second quarter of 2022 reducing our workforce and decreasing operating expenses by approximately 20%

•	Cash, cash equivalents, and restricted cash totaled $11.9 million as of December 31, 2022

“We made considerable progress across the business during 2022, achieving record sepsis product revenue and sepsis-driven T2Dx Instrument units. We are very excited by the progress on our near-term new product pipeline, the advancement of the U.S. clinical trials for the T2Resistance Panel and the T2Biothreat Panel, and the development of plans for the T2Lyme Panel and expanded T2Bacteria Panel, stated John Sperzel, Chairman and CEO of T2 Biosystems. “Heading into 2023, we believe we are well-positioned to accelerate product sales growth, enhance product gross margins, and drive toward profitability.”

The Company’s fourth quarter and full year 2022 financial results are preliminary and are subject to the completion of the audit of the Company’s 2022 financial statements. Complete fourth quarter and full year 2022 financial results will be announced in March.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Bacteria® Panel, T2Candida® Panel, T2Resistance® Panel, and T2SARS-CoV-2™ Panel and are powered by the Company’s proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Cauris™ Panel, T2Lyme™ Panel, T2Biothreat Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, cost improvement measures, timing of completion of clinical trials, anticipated strategic priorities, status of product development pipeline, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406